                                                                    EXHIBIT 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on the consolidated financial statements of Budget Group, Inc. (formerly known as Team Rental Group, Inc.) and subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, dated March 20, 1998 (except with respect to the matters discussed in Note 17, as to which the date is June 19, 1998), included in Budget Group, Inc.'s Current Report on Form 8-K filed on July 2, 1998, and to all references to our firm included in or made a part of this Registration Statement.


                                          /s/  Arthur Andersen LLP
                                          ----------------------------------

August 13, 1998,
Orlando, Florida